Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company for the registration of 8,834,582 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2005 (except for notes 6, 15, 16 and 18, as to which the date is December 22, 2005) with respect to the consolidated financial statements and schedules of Apartment Investment and Management Company included in its Current Report on Form 8-K filed on December 28, 2005 with the Securities and Exchange Commission; and our report dated March 10, 2005 with respect to Apartment Investment and Management Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apartment Investment and Management Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
Denver, Colorado
/s/ ERNST & YOUNG LLP
December 27, 2005